Exhibit 10.1

November 26, 2012

Joseph P. Dwyer,
3 Cordwood Court
East Northport, NY, 11731

Dear Joseph,

It is my pleasure to extend to you, effective November 26, 2012 (“Effective Date”), an offer for employment as Chief Financial Officer with Virtual Piggy, Inc. reporting to Jo Webber.

In consideration for your employment, Virtual Piggy agrees to pay you a bi-weekly base salary of $9,615.38. Also you will be granted 1,000,000 Options to purchase Virtual Piggy, Inc. stock at a price that is established by the market at the close of this day, which will time vest over a three year period. Such options shall become 100% vested upon change of control of the company ownership, as defined in your option agreement. You will also be entitled to earn annual incentive compensation based upon your achievement of mutually agreeable goals. In addition, the Company offers you the following benefits:

•	Four weeks of paid vacation time.
•	Participation in the company health plan and other company benefit plans available to employees of the company.
•
Reimbursement for approved reasonable business expenses incurred on behalf of the Company, including travel to the company offices and related hotel or lodging expenses. Detailed receipts are required for all reimbursable expenses

The purpose of this letter is only to confirm our discussion regarding your compensation and is not an employment contract.  Virtual Piggy, Inc. is an at-will employer, and neither you nor Virtual Piggy is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.  However, in the event that your employment is terminated involuntarily, other than for Cause,  you will entitled to six (6) months of base wages, at your then current rate, plus six (6) months of company provided benefits.  The base wages will be paid over the course of the six (6) months in accordance with the Company’s payroll cycle.  Benefits will be provided to you, net of your then existing contributions. For purposes of this Agreement the term “Cause” shall mean the Employee’s (a) misconduct involving fraud, material dishonesty or illegality; (b) commission of a felony or other crime involving fraud, dishonesty or moral turpitude; (c) failure to perform any of his material obligations under this Agreement or any of his material duties as reasonably directed by the Company’s Chief Executive Officer or the Board of Directors, and, in each case, failure to cure such breach (other than by reason of death or disability, court decree or agreement) within twenty (20) business days after written notice thereof from the Company to Employee to the extent the breach is capable of being cured; (d) violation of any written policies of the Company, the failure of which was or could be materially adverse to the Company’s operations or financial condition.

This offer is contingent upon your ability to provide the results of your background check, as well as your execution of a non-disclosure and confidentiality agreements in the standard form utilized by Virtual Piggy, Inc. for its employees.

Please indicate your acceptance by signing and faxing a copy of this letter to (310) 634-1246 and forwarding the original to Human Resources at our Corporate office by US Mail.  The mailing address is 1221 Hermosa Avenue, Suite 210, Hermosa Beach, CA 90254.

I am excited to introduce you into the Virtual Piggy organization, and believe that you will make a strong contribution.  If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Best Regards,

/s/ Jo Webber

Jo Webber
CEO

In Acceptance,

/s/ Joseph P. Dwyer                                             11/26/12

Joseph P. Dwyer                                                   Date